Exhibit 23.1

Consent of Ernst & Young LLP

Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the OPNET Technologies, Inc. Amended and Restated 2000 Stock Incentive Plan and Riverbed Technology, Inc. 2012 Stock Incentive Plan, of our reports dated February 10, 2012, with respect to the consolidated financial statements and schedules of Riverbed Technology, Inc. and the effectiveness of internal control over financial reporting of Riverbed Technology, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2011, filed with the Securities and Exchange Commission.

Ernst & Young LLP

San Francisco, California

January 2, 2013